SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act

March 23, 2007

Date of Report

 (Date of earliest event reported)

GeNOsys, INC.

 (Exact name of registrant as specified in its charter)

Utah	000-49817	87-0671592
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 West Riverpark Drive

Provo, Utah 84604

(Address of Principal Executive Offices)

(801) 623-4751

(Registrant's Telephone Number)

(Former Name or Former Address if changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see general instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14-a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At a meeting held on March 23, 2007, the Board of Directors of GeNOsys, Inc., (the "Company") unanimously resolved to designate Keith L. Merrell to serve as the Company's new Chief Financial Officer, Treasurer and General Manager.  Mr. Merrell will serve in these capacities until the next annual meeting of the Board of Directors or his prior resignation or termination.

There were no arrangements or understandings with any other person concerning this election, and Mr. Merrell has not yet been designated to serve on any committees. There also were no related party transactions between the Company and Mr. Merrell and Mr. Merrell has no family relationship with any other executive officer or director of the Company.

Mr. Merrell, age 61, received his B. S. degree in Accounting from Arizona State University in 1969.  Mr. Merrell brings nearly 38 years of experience in technology, start up business, progressive sales and successful strategic business development.  Mr. Merrell is a CPA with extensive experience and most recently, held the position of Chief Financial Officer for Specialized Health Products International, Inc., a manufacturer of safety medical devices.

Also on March 23, 2007, the Board of Directors resolved to accept the resignation of Christie Jones as a director of the Company, effective as of March 22, 2007, the date of Ms. Jones’ resignation.  Ms. Jones did not resign her position because of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Item 8.01  Other Events.

At its meeting on March 23, 2007, the Company’s Board of Directors resolved to appoint the following individuals to serve in the capacities indicated opposite their names below:

Clark M. Mower – Chairman of the Board;

Christie Jones – Secretary;

John P. Livingstone – Director (appointed to fill the vacancy created by Ms. Jones’ resignation as a director).

Item 9.01 Financial Statements and Exhibits.

 (c)(i) Registrant's Exhibits:

Exhibit Index

99.1 Press Release

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

GeNOsys, INC.

Date: 3/28/2007

By/s/John W. R. Miller

President and director